SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


Date of Report:   February 11, 2002

                              Express Scripts, Inc.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as specified in its Charter)



           Delaware                      0-20199                  43-1420563
-----------------------------     ---------------------    ---------------------
(State or other jurisdiction      (Commission File No.)       (I.R.S. Employer
       of corporation)                                       Identification No.)



13900 Riverport Drive, Maryland Heights, Missouri                  63043
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                        (Zip Code)



Registrant's telephone number, including area code:         (314) 770-1666
                                                   -----------------------------






--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.       Other Events

              On February 6, 2002, Express Scripts, Inc. (the "Company") issued a press release, selected portions of which are attached hereto as Exhibit 99.1, and incorporated herein by reference.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

          (c) The following Exhibit is filed as part of this report on Form 8-K:

              Exhibit 99.1 Press Release, dated February 6, 2002, by the Company

Item 9.   Regulation FD Disclosure

          The following information is furnished pursuant to Regulation FD.

              Selected unaudited financial information included in the Company's February 6, 2002 press release is attached hereto as Exhibit 99.2 and incorporated herein by reference.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              EXPRESS SCRIPTS, INC.



Date:    February 11, 2002     By:
                                 ----------------------------------------------
                                 Barrett A. Toan
                                 President and Chief Executive Officer

                                  EXHIBIT INDEX




   Exhibit No.     Description

      99.1   Press release, dated February 6, 2002, by Express Scripts, Inc.
      99.2 Unaudited Financial Information, dated October 16, 2001, by Express Scripts, Inc.

             EXHIBIT 99.1

Contact:
George Paz, Chief Financial Officer
David Myers, Director Investor Relations
(314)    702-7173
investor.relations@express-scripts.com

   Express Scripts Reports 30 Percent Increase in Fourth Quarter Diluted EPS;
           Tenth Consecutive Year of Record Cash Flow From Operations

ST. LOUIS, February 6, 2002--Express Scripts, Inc. (Nasdaq: ESRX) announced fourth quarter net income of $34.2 million, or 43 cents per diluted share, and 2001 net income of $124.7 million, or $1.56 per diluted share. This compares with fourth quarter 2000 net income of $26.0 million, or 33 cents per diluted share, and 2000 net income of $94.1 million, or $1.21 per share, excluding non-recurring items in 2000 discussed below. All per share amounts reflect a 2-for-1 stock split, which was effective June 22, 2001.

     Express Scripts generated $112.9 million in cash flow from operations in the fourth quarter compared with $88.7 million in the same quarter last year. During the quarter, the company repurchased 657,000 shares of common stock for $27.4 million. For the full year, Express Scripts generated $281.0 million of cash flow from operations compared to $245.9 million in 2000.

     The Board of Directors authorized an increase in the company's previously-announced stock repurchase program from 5.0 million shares to 6.5 million shares. To date, the company has repurchased approximately 3.8 million shares of its common stock under the program.

     "As we close the books on another record year, our strong track record, financial fundamentals, and the compelling demographic and economic forces point to our strong prospects for the future," stated Barrett Toan, chairman and chief executive officer. "Express Scripts is well positioned as the PBM of choice because we offer health plan sponsors tools that are proven to reduce their drug trend through sophisticated plan designs, efficient mail pharmacy services, and resources that help them educate, encourage and reward their members for cost effective healthcare choices."

Strong Operating Results

     Revenues for the fourth quarter of 2001 were $2.6 billion, a 34 percent increase over $2.0 billion for the same quarter last year. This year-to-year increase is due primarily to new

     Express Scripts Reports Fourth Quarter Earnings - Add 1 membership and higher utilization and drug costs. Revenues for 2001 were $9.3 billion, a 35 percent increase over last year.

     Mail pharmacy prescriptions increased to 5.7 million during the fourth quarter of 2001, a 41 percent increase compared with the same quarter last year. Specialty distribution claims in the fourth quarter increased to 0.6 million, a 101% increase over last year's fourth quarter. Network pharmacy claims processed in the fourth quarter were 80.0 million, a 14 percent increase over the third quarter of 2001, and a 20 percent increase over the fourth quarter of 2000, excluding claims under the United HealthCare (UHC) contract, which terminated in 2000. The growth in network pharmacy claims over the third quarter of 2001 is due mainly to seasonal variations in utilization, a significant increase in claims processed for discount card programs, and the continued growth in our Canadian business. EBITDA for the fourth quarter of 2001 was $85.4 million, an increase of 6 percent over the third quarter of 2001 and 22 percent over the fourth quarter of 2000.

     For 2001,  mail  pharmacy  prescriptions  increased to 20.5  million,  a 35 percent increase over 2000, while network claims processed reached 294.0 million, a 22 percent increase over 2000, excluding UHC claims. Specialty distribution claims increased to 1.9 million, a 69% increase over 2000. EBITDA for 2001 was $317.3 million, a 14 percent increase over 2000, while EBITDA per adjusted claim was $0.89, a 10 percent increase over $0.81 in 2000.

     As detailed in last year's fourth quarter earnings release, the company recorded one-time non-cash charges in the fourth quarter and full year 2000 to write off its investment in PlanetRx.com, Inc. In addition, results for 2000 also include one-time items associated with the early retirement of debt.

Strategic Acquisitions Announced

     On December 19, 2001, Express Scripts signed a definitive agreement to acquire the assets of Phoenix Marketing Group ("Phoenix") from Access Worldwide Communications for $33 million in cash. Phoenix is one of the largest prescription drug sample fulfillment companies in the country, shipping over 74 million individual sample units in 2000. Express Scripts' expertise in drug distribution provide a complementary fit with Phoenix's business model. The acquisition is expected to close during the first quarter of 2002, and add 1 cent to Express Scripts' 2002 diluted earnings per share.

     On February 6, 2002, Express Scripts announced it had signed a definitive agreement to acquire National Prescription Administrators, Inc. (NPA) for $515 million. NPA is the largest, privately held independent, full-service pharmacy benefit manager. The NPA acquisition will strengthen Express Scripts' participation in two key market segments - union and government sponsored plans. The transaction is expected to close near the end of the first quarter of 2002, subject to customary closing conditions and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The acquisition is expected to add 4 cents to Express Scripts' 2002 diluted earnings per share.

     "We have a proven track record of successfully integrating acquisitions and realizing expected benefits," added Toan. "The benefits of increased size, growth in mail pharmacy, industry leadership in research and benefit design, and the strength of our management team, have contributed to our successful track record and provide a strong foundation for future growth. As we approach our tenth anniversary of public ownership, our focus remains on providing greater value to our clients, members and providers of health services."

Outlook for 2002

     The company expects 2002 revenue growth of approximately $1.8 billion, in addition to the $1.6 billion in revenue that will be added in 2002 as a result of the acquisition of NPA, assuming an April 1, 2002 closing. Together with NPA, the company expects 2002 revenue growth of approximately 35%.

     Express Scripts will adopt FAS 142 in 2002, which will eliminate goodwill amortization. The adoption of FAS 142 will increase 2002 net income by approximately $26 million, or 33 cents per diluted share. Reflecting the adoption of FAS142 in 2001, diluted earnings per share would have been $1.89. The company expects 2002 diluted earnings per share growth of 20 to 25 percent from this level.

Express Scripts Recognized for Consistent Financial Performance

     On December 24, 2001, Express Scripts joined the Nasdaq-100 Index(R). The Index includes the top 100 non-financial Nasdaq-listed companies based on market capitalization. Express Scripts is also included in the Nasdaq-100 Index Tracking Stock (AMEX:QQQ) which represents ownership in the Nasdaq-100 Trust.

     For the third year in a row, Express Scripts was included in the Forbes Platinum 400 list, which is made up of the "best big companies in America," according to Forbes Magazine. Companies earn a place on the list based on a composite score for sales and earnings growth and return on capital. On the recently released 2002 list, the company moved up 86 places in rank - from 109 to 23.

     Express Scripts will hold an investor conference call on February 6, 2002 at 12:00 p.m. CST to discuss its fourth quarter 2001 earnings and the acquisition of NPA. The call will be broadcast live as well as replayed through the Internet. The webcast can be accessed through the Investor Relations section of Express Scripts' website at http://www.express-scripts.com .


     Express Scripts,  Inc. is one of the largest  pharmacy  benefit  management
(PBM) companies in North America. Together with NPA, the company will provide PBM services to over 50 million members through facilities in eight states and Canada. Express Scripts serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans.

     Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, medical information management services and informed decision counseling services through its Express Health Line SM division. The company also provides distribution services for specialty pharmaceuticals through its Specialty Distribution subsidiary. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.


SAFE HARBOR STATEMENT

     This press release contains forward-looking statements, including, but not limited to, statements related to the company's plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:
o risks associated with our acquisitions of Phoenix and NPA, including integration risks and costs, risks of client retention, and risks associated with the operations of acquired businesses
o risks associated with our ability to maintain internal growth rates, or to control operating or capital costs
o continued pressure on margins resulting from client demands for enhanced service offerings and higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers
o competition, including price competition, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers
o adverse results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations, such as privacy regulations under the Health Insurance Portability and Accountability Act (HIPAA)), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations
o    the possible loss of relationships with  pharmaceutical  manufacturers,  or
     changes  in  pricing,   discount  or  other  practices  of   pharmaceutical
     manufacturers
o adverse results in litigation, including a pending case challenging Express Scripts' business practices under the Employee Retirement Income Security Act (ERISA)
o risks associated with our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements
o risks associated with our ability to continue to develop new products, services and delivery channels
o general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs
o uncertainties regarding the implementation and the ultimate terms of proposed government initiatives, including a Medicare prescription drug benefit
o increase in credit risk relative to our clients due to adverse economic trends
o other risks described from time to time in our filings with The Securities and Exchange Commission

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

                              EXPRESS SCRIPTS, INC.

                        UNAUDITED STATEMENT OF OPERATIONS
                      (in thousands, except per share data)


                                                        3 MONTHS ENDED                      YEAR ENDED
                                                          DECEMBER 31,                      DECEMBER 31,
                                                 -----------------------------------------------------------------
                                                    2001               2000              2001              2000
                                                 -----------        ----------       -----------       -----------
Revenues
   Revenues                                      $ 2,609,647        $1,950,935       $ 9,328,782       $ 6,901,026
   Other revenues                                          -                 -                 -            10,423
                                                 -----------        ----------       -----------       -----------
                                                   2,609,647         1,950,935         9,328,782         6,911,449

Cost of revenues                                   2,453,415         1,814,349         8,732,914         6,372,482
                                                 -----------        ----------       -----------       -----------
Gross profit (1)                                     156,232           136,586           595,868           538,967
Selling, general and administrative (1)               92,081            85,583           358,691           338,755
                                                 -----------        ----------       -----------       -----------
Operating income                                      64,151            51,003           237,177           200,212
                                                 -----------        ----------       -----------       -----------
Other income (expense):
   Write-down of marketable securities (2)                 -            (9,707)                -          (165,207)
   Undistributed loss from joint venture                (741)                -            (1,834)                -
   Interest income                                     1,599             2,229             7,120             8,430
   Interest expense                                   (8,029)           (9,658)          (34,219)          (47,903)
                                                 -----------        ----------       -----------       -----------
                                                      (7,171)          (17,136)          (28,933)         (204,680)
                                                 -----------        ----------       -----------       -----------
Income (loss) before income taxes                     56,980            33,867           208,244            (4,468)
Provision for income taxes                            22,794            13,916            83,172             3,553
                                                 -----------        ----------       -----------       -----------
Income (loss) before extraordinary items              34,186            19,951           125,072            (8,021)
Extraordinary items, net of taxes                          -              (207)             (372)           (1,105)
                                                 -----------        ----------       -----------       -----------
Net income (loss)                                   $ 34,186          $ 19,744         $ 124,700          $ (9,126)
                                                 ===========        ==========       ===========       ===========
Basic earnings (loss) per share (3):
   Before extraordinary items                         $ 0.44            $ 0.26            $ 1.60           $ (0.10)
   Extraordinary items                                     -                 -                 -             (0.02)
                                                 -----------        ----------       -----------       -----------
Net income (loss)                                     $ 0.44            $ 0.26            $ 1.60           $ (0.12)
                                                 ===========        ==========       ===========       ===========
Weighted average number of common shares
   outstanding during the period - basic (3)          77,478            76,886            77,857            76,392
                                                 ===========        ==========       ===========       ===========
Diluted earnings (loss) per share (3)
   Before extraordinary items                         $ 0.43            $ 0.25            $ 1.56           $ (0.10)
   Extraordinary items                                     -                 -                 -             (0.02)
                                                 -----------        ----------       -----------       -----------
Net income (loss)                                     $ 0.43            $ 0.25            $ 1.56           $ (0.12)
                                                 ===========        ==========       ===========       ===========
Weighted average number of common shares
 outstanding during the period - diluted (3) (4)      79,185            79,004            79,827            76,392
                                                 ===========        ==========       ===========       ===========
EBITDA (5)                                          $ 85,396          $ 69,987         $ 317,260         $ 278,827
                                                 ===========        ==========       ===========       ===========

SEE NOTES TO UNAUDITED STATEMENT OF OPERATIONS

                              EXPRESS SCRIPTS, INC.

                   NOTES TO UNAUDITED STATEMENT OF OPERATIONS
                                 (in thousands)

General:  Certain  reclassifications  have  been  made to prior  years and prior
quarter's   financial   statements   to  conform  with  the  current   quarter's
presentation.



(1) Includes depreciation and amortization expense of:

                                        3 MONTHS ENDED            YEAR ENDED
                                          DECEMBER 31,           DECEMBER 31,
                                      -------------------    -------------------
                                        2001       2000        2001       2000
                                      --------   --------    --------   --------
Gross profit                          $  4,774   $  3,755    $ 16,331   $ 11,781
Selling, general and administrative   $ 16,471   $ 15,229    $ 63,752   $ 66,834


(2) Represents $9,707 ($6,057 net of tax) in the three months ended December 31, 2000 and $165,207 ($103,089 net of tax) for the year ended December 31, 2000 write-off of our investment in PlanetRx.


(3) Earnings per share and weighted average shares outstanding have been restated to reflect the two-for-one stock split effective June 22, 2001.


(4) In accordance with FAS 128, basic weighted average shares were used to calculate EPS for the year ended December 31, 2000 as the net loss and actual diluted weighted average shares (78,066) cause diluted EPS to be anti-dilutive.


(5) EBITDA is earnings before other income (expense), taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company's ability to incur and service indebtedness. EBITDA, however, should not be considered as an alternative to net income as a measure of operating performance, as an alternative to cash flow or a measure of liquidity. In addition, our calculation of EBITDA may not be identical to that used by other companies.

                              EXPRESS SCRIPTS, INC.

                             UNAUDITED BALANCE SHEET
                                 (in thousands)

                                               DECEMBER 31,         DECEMBER 31,
                                                   2001                 2000
                                             --------------       --------------
ASSETS
Current assets
Cash and cash equivalents                    $    177,715          $    53,204
Receivables, net                                  883,827              802,790
Inventories                                       122,375              110,053
Other current assets                               29,286               32,122
                                             --------------       --------------
Total current assets                            1,213,203              998,169

Property and equipment, net                       165,263              147,709
Goodwill, net                                     942,280              967,017
Other intangible assets, net                      165,349              157,094
Other assets                                       14,150                6,655
                                             --------------       --------------
Total assets                                  $ 2,500,245          $ 2,276,644
                                             ==============       ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Claims and rebate payable                       $ 910,360            $ 878,622
Other current liabilities                         335,257              237,322
                                             --------------       --------------
Total current liabilities                       1,245,617            1,115,944

Long-term debt                                    346,119              396,441
Other long-term liabilities                        76,512               59,015
                                             --------------       --------------
Total liabilities                               1,668,248            1,571,400

Total stockholders' equity                        831,997              705,244
                                             --------------       --------------
Total liabilities and stockholders' equity    $ 2,500,245          $ 2,276,644
                                             ==============       ==============

                              EXPRESS SCRIPTS, INC.
                        UNAUDITED STATEMENT OF CASH FLOWS
                                 (in thousands)


                                                         YEAR ENDED DECEMBER 31,
                                                        ------------------------
                                                           2001          2000
                                                        ----------     ---------
Cash flow from operating activities:
Net income (loss)                                       $ 124,700      $ (9,126)
Adjustments to reconcile net income (loss) to
 net cash provided by operating activities:
  Depreciation and amortization                            80,083        78,615
  Write-off of marketable securities                            -       165,207
  Other                                                    76,207        11,214
                                                        ----------     ---------
Net cash provided by operating activities:                280,990       245,910
                                                        ----------     ---------
Cash flows from investing and financing activities:
  Purchases of property and equipment                     (57,286)      (80,218)
  Acquisitions and joint venture                          (20,265)            -
  Repayment of long-term debt                             (50,000)     (240,069)
  Treasury stock acquired                                 (54,463)      (30,247)
  Other                                                    25,535        25,198
                                                        ----------     ---------
Net cash used in investing and
  financing activities                                   (156,479)     (325,336)
                                                        ----------     ---------
Net increase (decrease) in cash and
  cash equivalents                                        124,511       (79,426)

Cash and cash equivalents at beginning
 of period                                                 53,204       132,630
                                                        ----------     ---------
Cash and cash equivalents at end
 of period                                              $ 177,715      $ 53,204
                                                        ==========     =========